UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 3, 2018
Date of Report (Date of earliest event reported)
 GREENLIGHT CAPITAL RE, LTD.
(Exact name of registrant as specified in its charter)

Cayman Islands	001-33493	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
65 Market Street, Suite 1207, Jasmine Court, Camana Bay, P.O. Box 31110 Grand Cayman, Cayman Islands (Address of principal executive offices)		KY1-1205 (Zip code)
(345) 943-4573 (Registrant’s telephone number, including area code) Not Applicable (Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period or complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Accounting Officer

On December 3, 2018, Greenlight Capital Re, Ltd. (the “Registrant”) and Greenlight Reinsurance, Ltd. ("Greenlight Re" and together with the Registrant, the “Employer”) and Neil Greenspan entered into an employment agreement (the “Employment Agreement”), pursuant to which Mr. Greenspan will become the Chief Accounting Officer of the Employer effective as of December 31, 2018 (the “Effective Date”), subject to the Employer obtaining a work permit and regulatory approval in the Cayman Islands.

Mr. Greenspan, age 51, brings to the Employer over 20 years of reinsurance and insurance industry experience. From November 2017 until joining the Company, Mr. Greenspan was the Senior Vice President, Financial Reporting of Validus Group, a global provider of insurance, reinsurance and investment services. From January 2006 to January 2016, he was the Chief Accounting Officer of Montpelier Group, a global property and casualty reinsurance and insurance provider. Mr. Greenspan is a Certified Public Accountant and member of the American Institute of Certified Public Accountants and Massachusetts Society of CPAs. He received his Bachelor of Arts degree in Philosophy and Political Science from Bucknell University and his Master of Business Administration degree and Master of Science degree in Accounting from Northeastern University.

Pursuant to the terms of the Employment Agreement, Mr. Greenspan will be employed as the Chief Accounting Officer of the Employer. Mr. Greenspan’s employment is not for a definite duration and will continue until terminated in accordance with the terms of the Employment Agreement. Mr. Greenspan will be entitled to receive an annual base salary of US$350,000, subject to increase as determined by the CEO, and Mr. Greenspan shall be eligible to be considered for a discretionary annual bonus based on pre-established individual and Company performance metrics established by the Registrant’s Board of Directors (the “Board”). Commencing with the fiscal year beginning January 1, 2019, Mr. Greenspan will be eligible to be considered for a discretionary bonus with a target equal to 50% of base salary. Mr. Greenspan will also be eligible to participate in the Registrant’s employee benefit plans and insurance programs.

Mr. Greenspan will also be eligible to receive equity awards in accordance with the Registrant’s long-term incentive plan, subject to the discretion of the Board, with any terms and conditions as may be established by the Board in connection with any such awards.

Pursuant to the terms of the Employment Agreement, in the event that the Employer terminates Mr. Greenspan’s employment without “Cause” (as defined in the Employment Agreement) (other than due to death or Disability (as defined in the Employment Agreement)) or Mr. Greenspan terminates his employment for “Good Reason” (as defined in the Employment Agreement), the Employer would be obligated to pay Mr. Greenspan, no later than two and one-half months following the termination date, any accrued but unpaid base salary and vacation pay and any earned but unpaid bonus which is payable in accordance with the terms of the plan (collectively, the “Accrued Obligations”). Subject to Mr. Greenspan’s (i) execution of a general release of claims in a form reasonably determined by the Board and (ii) compliance with the Employment Agreement following the termination date, the Employer would also be obligated to pay Mr. Greenspan a pro-rated portion of the target bonus that would have been earned for the year in which Mr. Greenspan’s employment terminated, assuming the applicable targets have been achieved, payable no later than two and one-half months following the termination date and an amount equal to fifty percent (50%) of the sum of his base salary and target bonus, which will be paid ratably in monthly installments over the six month period following the termination date.

If Mr. Greenspan’s employment terminates as a result of his death or Disability, Mr. Greenspan’s beneficiary, legal representatives or estate will be entitled to the Accrued Obligations and a pro-rated portion of the target bonus that would have been earned for the year in which Mr. Greenspan’s employment terminated, assuming targets had been achieved, payable no later than two and one-half months following the termination date.

In the event that the Employer terminates Mr. Greenspan’s employment for Cause or Mr. Greenspan terminates his employment without Good Reason, Mr. Greenspan would be entitled to the Accrued Obligations.

Following Mr. Greenspan’s employment with the Employer, in addition to perpetual confidentiality and non-disparagement restrictive covenants, Mr. Greenspan will be subject to a six-month post-termination non-competition restriction and twelve-month post-termination non-solicitation restrictions with respect to employees or other service providers, customers and clients.

The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which is attached as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
10.1	Employment Agreement by and between Greenlight Capital Re, Ltd., Greenlight Reinsurance, Ltd. and Neil Greenspan dated December 3, 2018.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Greenlight Capital Re, Ltd.
(Registrant)

By:	/s/ Tim Courtis
Name: Tim Courtis
Title: Chief Financial Officer Date: December 7, 2018